Exhibit 99.1

NEWS RELEASE	2929 Allen Parkway Houston, Texas 77019 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com

Baker Hughes Announces Early Results of
Tender Offer for Certain Outstanding Debt Securities

HOUSTON – (June 9, 2016) – Baker Hughes Incorporated (the “Company”) (NYSE:BHI) announced today that, pursuant to its previously announced cash tender offer (the “Tender Offer”) for up to $1 billion combined aggregate principal amount (the “Maximum Tender Amount”) of its or its subsidiary’s 6.000% Senior Notes due 2018, 7.500% Senior Notes due 2018, 3.200% Senior Notes due 2021, 8.550% Debentures due 2024, 6.875% Notes due 2029 and 5.125% Senior Notes due 2040 (collectively, the “Notes”), approximately $1.095 billion in combined aggregate principal amount of the Notes was validly tendered and not validly withdrawn at or prior to 5 p.m., New York City time, on June 8, 2016, the early tender date for the Tender Offer (the “Early Tender Date”). The Tender Offer is being made upon the terms and is subject to the conditions set forth in the Offer to Purchase, dated May 25, 2016, and the related Letter of Transmittal (as they may be amended or supplemented, the “Tender Offer Documents”).

In accordance with the terms of the Tender Offer, the withdrawal deadline was 5 p.m., New York City time, on June 8, 2016. As a result, tendered Notes may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by the Company).

The table below sets forth the aggregate principal amount of each series of Notes that was validly tendered and not validly withdrawn on or prior to the Early Tender Date.

Title of Security	CUSIP Number	Acceptance Priority Level	Principal Amount Outstanding	Principal Amount Tendered
6.000% Senior Notes due 2018(1)	055482 AJ2	1	$250,000,000	$53,127,000
7.500% Senior Notes due 2018	057224 AY3	1	$750,000,000	$224,622,000
8.550% Debentures due 2024(1)	957674 AD6	2	$150,000,000	$37,056,000
6.875% Notes due 2029	057224 AK3	3	$400,000,000	$94,212,000
5.125% Senior Notes due 2040	057224 AZ0	4	$1,500,000,000	$354,343,000
3.200% Senior Notes due 2021	057224 BC0	5	$750,000,000	$331,404,000

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(1)	The 2018 6.000% Notes were issued by Western Atlas Inc., a subsidiary of the Company, as ultimate successor to BJ Services Company, and are fully and unconditionally guaranteed by the Company. The 2024 Notes were issued by Western Atlas Inc.

The principal amount of each series of Notes listed in the table above ultimately accepted for purchase will be determined in accordance with the Maximum Tender Amount and the Acceptance Priority Levels set forth in the table above, as described in the Tender Offer Documents. In addition, because the combined aggregate principal amount of validly tendered Notes exceeded the Maximum Tender Amount, the Notes will be purchased subject to proration as described in the Tender Offer Documents. As a result, a holder who validly tendered Notes pursuant to the Tender Offer may have all or a portion of its Notes returned to it. The early settlement date for the Notes accepted for purchase by the Company in connection with the Early Tender Date is currently expected to be June 10, 2016.

Holders of Notes accepted for purchase by the Company are eligible to receive the Total Consideration (as defined in the Tender Offer Documents), which includes an early tender premium of $30 per $1,000 principal amount of Notes tendered by such holders on or prior to the Early Tender Date.

Although the Tender Offer is scheduled to expire at midnight, New York City time, at the end of June 22, 2016, because holders of Notes subject to the Tender Offer validly tendered and did not validly withdraw Notes on or prior to the Early Tender Date for which the combined aggregate principal amount exceeded the Maximum Tender Amount, the Company does not expect to accept for purchase any Notes tendered after the Early Tender Date.

In addition to the Total Consideration, all holders of Notes accepted for purchase will also receive accrued and unpaid interest, rounded to the nearest cent, on the principal amount of such Notes from the last applicable interest payment date up to, but not including, the settlement date.

The Company has retained Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC to act as Lead Dealer Managers and Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities LLC to act as Co-Dealer Managers. Global Bondholder Services Corporation is the Information Agent and Depositary. For additional information regarding the terms of the tender offer, please contact: Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or (212) 723-6106 (collect), HSBC Securities (USA) Inc. at (888) HSBC-4LM (toll free) or (212) 525-5552 (collect) or J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-4811 (collect). Requests for documents and questions regarding the tendering of securities may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 (for banks and brokers only), (866) 924-2200 (for all others toll-free) or +001 (212) 430-3774 (international), by email at contact@gbsc-usa.com or to the Lead Dealer Managers at their respective telephone numbers. These documents regarding the tendering of securities are also available at http://www.gbsc-usa.com/BakerHughes/.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Tender Offer Documents and only in such jurisdictions as is permitted under applicable law.

About the Company

Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The company’s 39,000 employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information about Baker Hughes, visit: www.bakerhughes.com.

Note on Forward-Looking Statements

Certain statements in this press release, including those describing the completion of the Tender Offer, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2015, Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings available through the Company’s website at: www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

CONTACTS:

Media Relations:	Melanie Kania, +1.713.439.8303, melanie.kania@bakerhughes.com
Investor Relations:	Alondra Oteyza, +1.713.439.8822, alondra.oteyza@bakerhughes.com